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                                                                       EXHIBIT 1



September 28, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 25, 2000, of Electronic Tele-Communications, Inc. and are in agreement with the statements contained therein, except that we have no basis to agree or disagree with the statements in the second paragraph.


         /s/ Ernst & Young LLP